Exhibit 99.2

The Nielsen Company
770 Broadway
New York, NY 10003
www.nielsen.com

News Release

Gary Holmes — The Nielsen Company

646-654-8975

Gary.Holmes@nielsen.com

Leslie Constans — Digimarc

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

NIELSEN AND DIGIMARC LAUNCH SERVICE TO IDENTIFY AND MANAGE

INTERNET DISTRIBUTION OF MEDIA CONTENT

Nielsen Digital Media Manager Will Allow Industry to Enforce Copyrights and

Monetize Value of Online Video

New York, NY and Beaverton, OR – December 5, 2007 – The Nielsen Company and Digimarc Corporation (NASDAQ: DMRC) today announced a new service – Nielsen Digital Media Manager –  that will enable media companies, social networks, peer-to-peer services and user generated content sites to monitor and manage the distribution of media content across the Internet.

Nielsen Digital Media Manager will use digital watermarking and fingerprinting to establish an industry-wide rules-based solution to copyright security and to assure copyright compliance. By providing a more reliable way to track content, the service will help clients realize the value of their digital content, promote the expansion of Internet-distributed media and facilitate a number of revenue streams, including ad-pairing, e-commerce, royalty reporting and others.

Nielsen already uses digital watermarking to encode 95% of national television programming for its television ratings service, and the new service will focus initially on the online distribution of television content in the U.S. The companies expect these new solutions to be available in mid 2008.

Nielsen and Digimarc also plan to work with the media industry to digitally watermark DVD’s, movies, music, video games and other  content in subsequent phases of the  roll-out of the new media identification and management services.

“We believe these services will stimulate the growth of online video distribution, to the benefit of consumers, content providers and distributors,” said David Calhoun, chairman and CEO of the Nielsen Company. “Until now, the lack of an independent, industry-accepted identification and tracking service has limited the transactions that allow the delivery of media content over the Internet. Now with our new media identification and management services unique ability to identify content throughout the Internet, both content providers and distributors can protect and monetize the value of online media.”

“Digital watermarking enables content producers to harness the power of the Internet and expand audiences for entertainment media by identifying media content wherever it goes,” said Bruce Davis, chairman and CEO of Digimarc. “The ability to identify content enables accountability, insightful marketing, and enhanced consumer experiences. This initiative can turn a perceived threat to the entertainment industry into a manageable solution that inspires an exciting new era of digital entertainment.”

Under the agreement, Nielsen and Digimarc will work together to develop this service and each will contribute intellectual property and technological expertise. Digimarc is licensing digital watermarking patents from its extensive patent portfolio to Nielsen for these new solutions and providing development support. The solutions will take advantage of Nielsen’s extensive expertise in digital watermarking and fingerprinting technologies, its extensive network and systems infrastructure and its world class capabilities for supporting media and advertising companies around the world

Nielsen Digital Media Manager will offer many benefits to key players in digital distribution:

•                  Content owners can leverage the popularity of new media distribution channels by identifying what content is being shared, viewed, mashed up or accessed. This intelligence enables content owners to make meaningful decisions on what content to allow or disallow on such sites. At the same time, they can decide where and how to distribute content while developing new revenue streams, and how to measure the effectiveness of associated marketing campaigns.

•                  Content distributors, including social networks, user generated content site operators and aggregators, can ensure the legitimacy of content shared on their sites. This will enable them to establish new business relationships with the content community, and explore new sources of revenue by extending the reach of advertising and other value-add applications.

•                  Consumers will enjoy expanded access to related goods, services and communities and be able to more easily find video content when they want it, regardless of format or operating system.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions and recognized brands in marketing information (ACNielsen), media information (Nielsen Media Research), online intelligence (NetRatings and BuzzMetrics), trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA. For more information, please visit www.nielsen.com

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity and media management solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 25 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with more than 350 issued U.S. patents with more than 7,500 claims, and more than 500 pending U.S. and foreign patent applications in digital watermarking, personal identification and related technologies. The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements containing the words “believes,” “expects,” “estimates,” “anticipates,” “will” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors and events and circumstances that would lead to early termination of the agreement. More detailed information about risk factors that may affect actual Digimarc results is set forth in filings by Digimarc with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, including but not limited to those described in Digimarc’s Form 10-K for the year ended December 31, 2006 in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources” and “Factors Affecting Forward Looking Statements” and in Part II, Item 9A thereof (“Controls and Procedures”). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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